                                                                    EXHIBIT 99.1

[FRB LETTERHEAD]                                                [NEWS]


AT THE COMPANY                      AT FRB|WEBER SHANDWICK

James W. Christmas           Marilynn Meek - General Info (212) 445-8451
President and CEO            Peter Seltzberg - Analyst (212) 445-8457
(713) 877-8006               Suzie Pileggi - Media Info (212) 445-8170

FOR IMMEDIATE RELEASE:
January 15, 2003

               KCS ENERGY, INC. ANNOUNCES COMPLETION OF FINANCING
                     COMPANY PAYS OFF MATURING SENIOR NOTES

HOUSTON, TX., January 15, 2003 -- KCS Energy, Inc. (NYSE: KCS) today announced that it has completed its previously announced financing, amending and restating the Company's existing credit agreement with a group of institutional lenders. The amended facility provides $90.0 million of borrowing capacity, $40.0 million in the form of a term loan and $50.0 million in revolving facilities, and matures on October 3, 2005. Initial proceeds of $69.3 million were used primarily to pay off the Company's maturing senior note obligations, leaving $20.7 million of availability under the facility. One third of the facility bears, at the Company's option, an interest rate of LIBOR plus 2.75% to 3.0% or prime plus 0.5% to 0.75%, depending on utilization. The other two-thirds of the facility, which may be prepaid at any time without penalty, bears interest based on the prime rate, initially equating to 9.0%, and increasing annually.

Commenting on the $90.0 million credit facility, James W. Christmas, President and Chief Executive Officer said, "We are very pleased to complete the financing and pay off our senior note obligations. KCS enters 2003 with renewed financial flexibility, a sizable inventory of drilling prospects, and a strong natural gas and oil price environment. With the financing complete, we have established an initial capital budget for 2003 of $45-$50 million."

The outlook for 2003 compared to the final guidance provided for 2002 is as follows:

                                        2003              2002

         Production (BCFE)
                  WI                    31-35 (a)         35-36
                  VPP                       0 (b)           2.5
                  Total                 31-35 (a)         37-38

                  Production Payment     (6.8)(c)         (11.2)
                  Net Production      24.2-28.2         26.3-27.3

         LOE ($MM)                      22-24             24-25

         G&A ($MM)                     7.5-8.5            8.5-9.0

         Interest Expense ($MM)         19-20                19


(a)      Properties with approximately 5.2 Bcfe of production were sold in 2002.
(b)      The Company's VPP contracts have expired.
(c) The production committed to this production payment will continue to be reflected as amortization of deferred revenue at the weighted average net discounted price of approximately $4.05 per MCFE.

KCS is an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil with operations in the Mid-Continent and Gulf Coast regions. For more information on KCS Energy, Inc., please visit the Company's web site at http://www.kcsenergy.com

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays and difficulties in developing currently owned properties, the failure of exploratory drilling to result in commercial wells, delays due to the limited availability of drilling equipment and personnel, fluctuations in oil and gas prices, general economic conditions and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities in Exchange Commission.


                                       ###

5555 San Felipe, Suite 1200, Houston, TX  77056